EXHIBIT 8.2

                [OPINION OF CHEVEZ, RUIZ, ZAMARRIPA Y CIA., S.C.]


             [LETTERHEAD OF CHEVEZ, RUIZ, ZAMARRIPA Y CIA., S.C.]


                                                             June 20, 2001

Citigroup, Inc.
399 Park Avenue
New York, N.Y.

Re:  Registration Statement on Form S-4

Ladies and Gentlemen:

     We have acted as tax counsel for Citigroup Inc., a Delaware corporation ("Citigroup"), in connection with (i) the Offer, as defined and described in the Transaction Agreement among Grupo Financiero Banamex Accival, S.A. de C.V., a financial services holding company (sociedad controladora de grupo financiero) organized under the laws of the United Mexican States ("Banacci"), Banco Nacional de Mexico, S.A., a multiple banking institution (institucion de banca multiple) organized under the laws of the United Mexican States ("Banamex"), each of the shareholders of Banacci set forth in Annex B therein (collectively, the ("Shareholders"), Citigroup and Citibank, N.A., a national banking association ("Citibank") dated as of May 17, 2001 (the "Transaction Agreement") and (ii) the preparation and filing of the Registration Statement on Form S-4 (the "Registration Statement"), which includes the Prospectus (the "Prospectus"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act").

     In connection with this tax opinion, we have examined the Transaction Agreement, the Prospectus and such other documents as we have deemed necessary or appropriate in order to enable us to render our tax opinion. For purposes of this tax opinion, we have assumed (i) the validity and accuracy of the documents that we have examined and (ii) that the Offer will be accepted in the manner described in Transaction Agreement and the Prospectus.

     Subject to the assumptions set forth above and the assumptions and qualifications set forth in the discussion in the Prospectus under the heading "Material Mexican Tax Consequences" (the "Discussion"), we hereby confirm that the Discussion constitutes the tax opinion of Chevez, Ruiz, Zamarripa y Cia., S.C.


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with respect to the material Mexican tax consequences of the Offer. We express no opinion as to whether the Discussion addresses all of the potential Mexican tax consequences of the Offer that may depend upon the individual circumstances of any particular holder. In addition, we express no opinion as to the Mexican federal, state, local, foreign or other tax considerations, other than as set forth in the Discussion. Further, there can be no assurances that the tax opinion expressed herein will be accepted by the Secretaria de Hacienda y Credito Publico (the "SHCP"), or, if challenged, by a court. This opinion is delivered in accordance with the requirement of Item 601(b)(8) of Regulation S-K under the Securities Act.

     In rendering our tax opinion, we have considered the applicable provisions of Mexican law, pertinent judicial authorities, interpretative rulings of the SHCP and such other authorities as we have considered relevant. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time (possibly with retroactive effect). A change in the authorities or the inaccuracy of any of the documents or assumptions on which our opinion is based could affect our conclusions. This tax opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our tax opinion to reflect any changes (including changes that have retroactive effect) (i) in applicable law or (ii) that would cause any document or assumption stated or referred to herein to be untrue or incorrect.

     This letter is furnished to you solely for use in connection with the Offer, as described in the Transaction Agreement, and is not to be used, circulated, quoted or otherwise referred to for any purpose without our express written permission. In accordance with the requirement of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the filing of this tax opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal and Tax Matters" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulation of the Commission thereunder.

                                        Very truly yours,

                                        Chevez, Ruiz, Zamarripa y Cia., S.C.


                                        /s/ Jose Manuel Trueba
                                        Jose Manuel Trueba